Exhibit 99.1

CRH Medical Corporation Announces Completion of Majority Acquisition of Triad Sedation Associates, LLC

VANCOUVER, Nov. 19, 2019 /CNW/ - CRH Medical Corporation (the "Company") (TSX: CRH) (NYSE MKT: CRHM), announces that it has exercised its option, effective November 1, 2019, completing an accretive transaction whereby the Company now holds a 51% interest in a gastroenterology ("GI") anesthesia practice in Winston-Salem, North Carolina ("Triad Sedation"). CRH initially held a minority equity stake in the practice, while retaining the exclusive right to develop and manage the monitored anesthesia care ("MAC") program with Digestive Health Specialists ("DHS").

Triad Sedation is CRH's second MAC program to be completed. The Company announced in October 2018 that it would develop the program and retain an option to acquire a 51% interest in the new anesthesia practice.

Triad Sedation provides anesthesia services to five GI ambulatory surgical centers and represents CRH's second acquisition in the state of North Carolina. CRH financed the transaction through a combination of CRH's credit facility and cash on hand.

Triad Sedation Transaction Highlights:

  Estimated annual revenue of US $4.1M
  EBITDA and cash flow accretive

Dr. Tushar Ramani, CEO of CRH, commented on the transaction, "We are pleased to announce our second transaction in North Carolina. This is yet another demonstration that top-tier GI groups such as DHS trust CRH to help them meet their clinical goals for their patients, while also strengthening their business practices. We remain well-positioned for continued growth as we approach 2020."

Jay Kreger, President of CRH Anesthesia, added, "Our MAC development program has again confirmed the value inherent in helping our GI partners initiate anesthesia for endoscopy within their practice(s), and for the benefit of their patients. We are encouraged by the growing interest in the program, as it augments our existing acquisition strategy. CRH's operational platform provides us the means by which we can continue executing at a high level."

About CRH Medical Corporation:

CRH Medical Corporation is a North American company focused on providing gastroenterologists throughout the United States with innovative services and products for the treatment of gastrointestinal diseases. In 2014, CRH became a full-service gastroenterology anesthesia company that provides anesthesia services for patients undergoing endoscopic procedures in ambulatory surgical centers. To date, CRH has completed 24 anesthesia acquisitions. CRH now serves 57 ambulatory surgical centers in 11 states and performs approximately 365,000 procedures annually. In addition, CRH owns the CRH O'Regan System, a single-use, disposable, hemorrhoid banding technology that is safe and highly effective in treating all grades of hemorrhoids. CRH distributes the O'Regan System, treatment protocols, operational and marketing expertise as a complete, turnkey package directly to gastroenterology practices, creating meaningful relationships with the gastroenterologists it serves. CRH's O'Regan System is currently used in all 48 lower US states.

View original content:http://www.prnewswire.com/news-releases/crh-medical-corporation-announces-completion-of-majority-acquisition-of-triad-sedation-associates-llc-300960235.html

SOURCE CRH Medical Corporation

View original content: http://www.newswire.ca/en/releases/archive/November2019/19/c8928.html

%CIK: 0001461119

For further information: Constantine Davides, CFA, 339-970-2846, constantine.davides@westwicke.com, http://investors.crhsystem.com/

CO: CRH Medical Corporation

CNW 08:30e 19-NOV-19